Exhibit 10.1

Katy Fink
Vice President, Chief Human Resources Officer
2825 Airview Boulevard
Kalamazoo, MI 49002 USA
P 269 389 7721

www.stryker.com

April 2, 2018

Dear Lonny:

In connection with your decision to retire from Stryker in 2019, and to develop a plan for transitioning your roles and responsibilities prior to your retirement, it is with pleasure that I hereby confirm our offer for you to serve as our Group President and Advisor to CEO, reporting to Kevin Lobo until your retirement from Stryker on March 31, 2019.

Your effective date in the role of Group President and Advisor to CEO will be April 30, 2018. In this role, you will continue to lead the European Business Operations and Canadian Business Operations teams until we are able to transition responsibilities for those teams. You will also transition responsibilities for the Global Quality and Operations Organization to the new Group President, Global Quality and Operations. Stryker may request you provide leadership and support for other matters prior to your retirement, which will be March 31, 2019 (“Retirement Date”). The terms of your compensation and benefits will remain the same as is currently in effect:

•	Your salary will remain at the annualized amount of $545,000.

•	You will continue to be eligible for the 2018 incentive bonus in the amount of $463,250. Terms of the bonus and your objectives will remain consistent with the 2018 Bonus Plan dated February 7, 2018.

•
Your participation in Stryker’s 401(k) plan, Supplemental Executive Retirement Plan, and stock awards including stock options, RSUs and PSUs will continue to be governed by the terms of those plans. Included in these terms is the ongoing vesting of granted stock awards through the Retirement Date of March 31, 2019.

In exchange for your assistance in the transition of your roles and responsibility and agreeing to serve as Group President and Advisor to CEO through the Retirement Date, Stryker will pay you an incentive bonus in the amount of $120,000. To receive the bonus, you must remain employed by Stryker, in good standing, through the Retirement Date and continue to support the transition as outlined above. Stryker will pay the incentive bonus within fifteen (15) calendar days after your retirement. Unless agreed to otherwise between you and Stryker or the terms of the relevant plans, all salary and benefits will end as of the Retirement Date.

Other provisions of your employment relationship with Stryker will continue in effect, meaning that you agree to abide by the requirements and guidelines set forth in Stryker’s Code of Conduct and other policies, Stryker’s Employee Handbook and the terms of Stryker’s Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement that you signed. You also acknowledge that you are aware of Stryker’s at-will employment relationship with you.

To accept this offer, please sign this letter on the space provided below and return it to me no later than April 3, 2018. If you have any questions, please feel free to contact me.

Sincerely,

/s/ KATY FINK
Katy Fink
Vice President, Chief Human Resources Officer

I accept this offer of employment with Stryker and agree to the terms and conditions outlined in this letter:

/s/ LONNY CARPENTER	4/3/2018
Lonny Carpenter	Date

c: Employee file, Kevin Lobo